UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2005

IMCOR PHARMACEUTICAL CO.
(Exact name of registrant as specified in its charter)

Nevada	0-23553	62-1742885
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 540 P.O. Box 2389 San Diego, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5601

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

IMCOR Pharmaceutical Co. (“IMCOR”) entered into a Settlement Agreement and License (the “Settlement Agreement and License”) dated as of September 19, 2005 with GE Healthcare Ltd. (f/k/a Amersham plc, Amersham Health, Inc. and Amersham Health AS) (collectively “Amersham”), Alliance Pharmaceutical Corp. (“Alliance”) and Molecular Biosystems, Inc. (“MBI”). The Settlement Agreement and License resolves the parties claims arising under the case captioned IMCOR Pharmaceutical Co, Alliance Pharmaceutical Corp. and Molecular Biosytems Inc. v. Amersham Health Inc., Amersham Health AS and Amersham plc., Civil Action No. 03-2853 (SRC) filed in the United States District Court, District of New Jersey. Under the terms of the Settlement Agreement and License GE Healthcare made a total payment of $1,200,000. IMCOR will receive $1,000,000 from the settlement. The parties granted each other fully paid-up, irrevocable, royalty-free, non-exclusive cross-licenses, with the right to sublicense, and mutual releases. A copy of the Settlement Agreement and License is attached as Exhibit 10.1.

In addition, IMCOR entered into a Settlement Agreement (“Settlement Agreement”) dated as of September 19, 2005 with Alliance pursuant to which the parties reached an agreement to: (i) terminate each party’s respective ongoing obligations under the Asset Purchase Agreement, (ii) provide for mutual general releases between the parties, and (iii) provide for the parties’ rights to share in the proceeds of future transactions involving the disposition of IMCOR’s Imagent® (perflexane lipid microspheres) asset. A copy of the Settlement Agreement is attached as Exhibit 10.2.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number  Description

10.1
Settlement Agreement and License dated as of September 19, 2005 by and among IMCOR Pharmaceutical Co., GE Healthcare Ltd. (f/k/a Amersham plc, Amersham Health, Inc. and Amersham Health AS), Alliance Pharmaceutical Corp. and Molecular Biosystems, Inc.

10.2	Settlement Agreement dated as of September 19, 2005 by and between IMCOR Pharmaceutical Co. and Alliance Pharmaceutical Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCOR PHARMACEUTICAL CO.

Dated: September 22, 2005	By:	/s/ Jack DeFranco
Jack DeFranco
Chief Operating Officer